CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Pear Tree Funds with respect to the filing of the Prospectus and Statement of Additional Information for Pear Tree PanAgora Risk Parity Emerging Markets Fund, a series of Pear Tree Funds.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 4, 2013